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                                                                                                   OMB APPROVAL
                                                                                         OMB Number:                 3235-0104
                                                                                         Expires:            September 30, 1998
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                                                                                         hours per response......................0.5


FORM 3                                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                              Washington, D.C. 20549

                                            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30 (f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and address of Reporting Person*   2. Date of Event Re-      4. Issuer Name and Ticker
                                              quiring Statement          or Trading Symbol
Schmit          John           A              (Month/Day/Year)           Danzer Corporation (DNZR)
(Last)        (First)       (Middle)            July 19, 2001

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                                                                     5. Relationship of Reporting           6. If Amendment, Date of
                                                                        Person(s) to Issuer                      Original
                                                                        (check all applicable)                  (Month/Day/Year)

8080 N.  Central Expressway                3. IRS or Social Security  X  Director       10% Owner
Suite 210, LB 59                              Number of Reporting
           (Street)                           Person (Voluntary)         Officer (give  Other               7. Individual or Joint/
                                                                         title below)   (specify below          Group Filing
                                                                                                             (Check Applicable Line)
Dallas,      TX         75206-1857
                                                                                                              X  Form filed by One
(City)        (State)       (Zip)                                                                                 Reporting Person

                                                                                                                 Form Filed by More
                                                                                                                  than One Reporting
                                                                                                                  Person

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             Table I - Non-Derivative Securities Beneficially Owned
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1. Title of Security                         2. Amount of           3. Ownership          4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                                   Securities             Form: Direct          (Instr. 5)
                                                Beneficially Owned     (D) or Indirect
                                                 (Instr. 4)            (I)  (Instr.5)
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Reminder: Report on a separate line each class of securities beneficially owned directly or indirectly.                       (Over)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (7-96)
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FORM 3 (continued)          Table II --- Derivative Securities Beneficially Owned (e.g..puts, calls, warrants, options, convertible securities)
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1. Title of Derivative       2. Date Exer-    3. Title and Amount of Securities    4. Conver-   5. Owner-    6. Nature of Indirect
   Security (Instr. 4)          cisable and      Underlying Derivative Security       sion or      ship         beneficial Ownership
                                Expiration       (Instr. 4)                           Exercise     Form of       (Instr. 5)
                                Date                                                  Price of     Deriv-
                                (Month/Day/Year)                                      Deriv-       ative
                                                                                      ative        Security:
                                                                                      Security     Direct
                                                                                                   (D) or
                                                                                                   Indirect
                                                                                                   (I)
                                                                                                   (instr. 5)
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                                Date   Expira                         Amount
                                Exer-  -                              of
                                cis-   tion        Title              Number
                                able   Date                           of
                                                                      Shares
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$250,000, 8%                                       Common Stock        2,500,000      $0.10         (I)                 (1)
  Convertible Debenture
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$250,000, 8%                                       Common Stock        2,500,000      $0.10         (I)                 (2)
  Convertible Debenture
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Explanation of Response
(1) Securities held by Renaissance US Growth and Income Trust PLC. The reporting person is an executive officer of Renaissance
Capital Group, Inc., which is the Investment Manager to Renaissance US Growth and Income Trust PLC and may therefore be deemed to be the beneficial owner of such shares.  The reporting person disclaims such beneficial ownership.
(2) Securities held by BFS US Special Opportunities Trust PLC. Renaissance Capital Group, Inc., is Investment Advisor to BFS US
Special Opportunities Trust PLC and may therefore be deemed to be the beneficial owner of such shares. The reporting person disclaims such beneficial ownership.
                                                                                                                September  20,  2001
                                                                                John  A.  Schmit
                                                                                Vice-President
                                                                                Renaissance Capital Group, Inc.


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)
                                                                                **Signature of Reporting Person       Date

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.                                                              Page 2
                                                                                                                     SEC 1473 (7-96)
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